[On Ernst & Young LLP Letterhead]

                             Exhibit 18-1


August 17, 1994


Mr. Dave Gwinn
Chief Financial Officer
Todd Shipyards Corporation
1801-16th Avenue Southwest
P.O. Box 3806
Seattle, Washington  98134

Dear Mr. Gwinn:

Note 2 of the Notes to the Consolidated financial statements of Todd Shipyards Corporation included in its Form 10-Q for the three month period ended July 3, 1994 describes a change in the method of accounting for certain general and administrative costs associated with long term contracts. Under the old method, the Company included general and administrative costs as contract costs. Under the new method, adopted in the first quarter of fiscal year 1995, the Company records general and administrative costs as incurred. You have advised us that you believe the change is to a preferable method in your circumstances based on the Company's change in business conditions and emphasis. Historically, the majority of the Company's revenue has come from contracts with the Department of Defense and other shipbuilding and major overhaul projects. Currently, the majority of the Company's business is from commercial enterprises and projects of shorter duration. Such a change in emphasis and mix is not expected to reverse. Although the Company's business mix has changed, the Company continues to bid on Department of Defense and shipbuilding projects.

There are no specific authoritative criteria for determining a "preferable" method of accounting for the general and administrative costs associated with long term contracts based on the particular circumstances; however, we conclude that the change in the method of accounting for general and administrative costs associated with long term contracts is to an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to April 3, 1994, and therefore we do not express any opinion on any financial statements of Todd Shipyards Corporation subsequent to that date.

                              Very truly yours,



                              /s/ Ernst & Young LLP